Exhibit 99.1

[PDL BioPharma, Inc. Letterhead]

VIA FACSIMILE AND OVERNIGHT DELIVERY

April 11, 2007

Mr. Daniel Loeb

Chief Executive Officer

Third Point LLC

390 Park Avenue

New York, New York 10022

Dear Mr. Loeb:

Following the discussion late last week, we are writing to reiterate our interest in engaging in a constructive dialogue with Third Point, while we evaluate qualified candidates who may enhance the membership of our board of directors. We are committed to good corporate governance and have an ongoing interest to ensure that we understand stockholder views and that our board reflects an optimal blend of experience and diverse perspectives to permit effective representation of all stockholder interests.

Third Point has also expressed interest in clarity regarding our R&D spending. We intend to provide our investors additional information on our R&D spending in our disclosures and public communications moving forward. We have openly and repeatedly acknowledged the clinical program disappointments that occurred in 2006, and have been taking steps to ensure that we are proactive in creating rigorous methods in clinical development to optimize our probability of success in all aspects of clinical development. As examples, we have addressed this with a process improvement strategy within our clinical teams initiated in the fourth quarter of last year and more recently by our February appointment of a new Chief Medical Officer. At present, we believe that our focus on improved execution and advancing our pipeline, exemplified by the recently announced positive results of our antibody-based drug daclizumab in multiple sclerosis patients, is the best way to enhance stockholder value.

We remain committed to becoming a leading therapeutics company with a sustainable product portfolio by leveraging our innovative pipeline and antibody expertise. A key component of this strategy is also to leverage our commercial platform to support our pipeline programs as they continue to advance through the clinic. We therefore do not agree with the assertion that sale of our current commercial products makes sense in light of this strategy, particularly since the overall contribution from these products is quite strongly positive.

As a publicly traded biotechnology company, our key aim is to maximize long-term value for all of our stockholders, while providing products that meet important needs of patients and caregivers. We believe our current strategy addresses this objective. As we have repeatedly indicated since early March, we continue to extend the offer to meet in person, as we are committed to listening to our stockholders, and we hope to have a constructive dialogue moving forward.

Sincerely,

/s/ L. Patrick Gage, Ph.D.	/s/ Mark McDade
L. Patrick Gage, Ph.D. Chairman	Mark McDade Chief Executive Officer